UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 15, 2014

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Boulevard, Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On December 15, 2014, Universal Insurance Holdings, Inc. (“Company”) entered into amended employment agreements with Jon W. Springer, Executive Vice President and Chief Operating Officer, and Stephen J. Donaghy, Chief Administrative Officer, extending their employment by one year through December 31, 2015.

Mr. Springer’s base salary will be frozen for 2015 and will remain $1,340,625. His annual incentive performance bonus for 2015 will be determined by the same formula as in 2014, at 2.5% of the Company’s income before taxes, and will be awarded under the Company’s previously approved 2009 Omnibus Incentive Plan, as amended (“Plan”). Mr. Donaghy’s base salary will also be frozen for 2015 and will remain $804,375. His annual incentive performance bonus for 2015 will be determined by the same formula as in 2014, at 1.5% of the Company’s net income, and will be awarded under the Plan.

Other than incidental technical clarifications, the amendments do not otherwise modify the terms of the existing employment agreements.

The Company’s Compensation Committee is undertaking a coordinated and comprehensive review of the Company’s executive compensation program following the “say on pay” vote that passed by a narrow margin at the Company’s 2014 annual meeting of shareholders. In order to provide the necessary time and resources for such a review, the Compensation Committee approved the one-year extensions of Messrs. Springer’s and Donaghy’s employment agreements, which would otherwise expire on December 31, 2014, and will coordinate their future agreements with that of Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, whose employment agreement will also expire on December 31, 2015.

The preceding summary of the amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the amendments, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement, dated December 15, 2014, between Jon W. Springer and the Company

10.2	Amendment No. 1 to Employment Agreement, dated December 15, 2014, between Stephen J. Donaghy and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2014	UNIVERSAL INSURANCE HOLDINGS, INC.
/s/ Sean P. Downes
Sean P. Downes
President and Chief Executive Officer